Exhibit 5.1

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Telephone: (303) 573-1600

December 18, 2023

Hallador Energy Company

1183 East Canvasback Drive

Terre Haute, IN 47802

Re:	At-the-Market Issuance Sales Agreement

Ladies and Gentlemen:

We have acted as special Colorado legal counsel to Hallador Energy Company, a Colorado corporation (the “Company”), in connection with an At Market Issuance Sales Agreement, dated December 18, 2023 (the “Sales Agreement”), between the Company and B. Riley Securities, Inc., as sales agent (the “Sales Agent”), relating to the sale by the Sales Agent of up to $50,000,000 of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company from time to time (the “Shares”).

In connection therewith, we reference (i) an amended registration statement on Form S-3 (Registration No. 333-273327) filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2023, and declared effective by the Commission on November 29, 2023 (the “Registration Statement”) and (ii) a related Prospectus Supplement to be filed with the Commission on or about December 18, 2023 (the “Prospectus”).

In the above capacity, we have reviewed (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date (iii) certain sections of the Sales Agreement, and (iv) certain resolutions of the Board of Directors of the Company relating to the approval of the Sales Agreement and offering of the Shares pursuant to the Registration Statement.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we reviewed has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party to any such document we examined are such party’s valid and binding obligations, enforceable in accordance with its terms; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; (v) all documents that we examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing, between or among any of the parties that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (vi) no shares of Common Stock will be issued in violation or breach of, nor will such issuance result in a default under, any agreement or instrument that is binding upon the Company or any requirement or restriction imposed by any governmental or regulatory agency, authority or body; and (vii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

The opinion set forth herein is expressly limited to the effect of the Colorado Business Corporation Act as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. No opinion is given or implied regarding the federal laws of the United States or the laws of any jurisdiction other than the laws of the State of Colorado as currently in effect.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance, and when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor in the manner contemplated by the Sales Agreement and in accordance therewith and with the proceedings described in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

Our opinion herein is rendered as of the date of this letter, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may come to our attention and that may alter, affect or modify such opinion. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated December 18, 2023, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our Firm under the heading Legal Matters in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission issued thereunder.

/s/ Jones & Keller, P.C.